Exhibit 3.3

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF LIMITED PARTNERSHIP

OF

BXPE FUND L.P.

Dated as of May 10, 2022

The undersigned, desiring to amend the Certificate of Limited Partnership pursuant to the provisions of Section 17-202 of the Revised Uniform Limited Partnership Act of the State of Delaware (the “Delaware Limited Partnership Act”), does hereby certify as follows:

1. The name of the limited partnership is BXPE Fund L.P. (the “Partnership”).

2. The original Certificate of Limited Partnership of the Partnership was filed with the Secretary of the State of Delaware on April 5, 2022.

3. The Certificate of Limited Partnership of the Partnership is hereby amended by deleting paragraph 1 in its entirety and substituting in lieu thereof a new paragraph 1 to read as follows:

“1. Name. The name of the limited partnership formed hereby is Blackstone Private Equity Strategies Fund L.P. (the “Partnership”).”

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment to the Limited Partnership as of the date first written above and submits it for filing in accordance with the Delaware Limited Partnership Act.

GENERAL PARTNER:

BXPE ASSOCIATES L.P.

By: BXPEA L.L.C., its general partner

By:	/s/ Christopher James
Name: Christopher James
Title: Senior Managing Director